Exhibit 10.3

DISTRIBUTION RIGHTS AGREEMENT

THIS AGREEMENT, made this 1st day of July 2004 by and between PT Pacific Image Internasional (First Party) and Amerikal Nutraceutical Corporation (Second Party)

WITNESSETH That in consideration of the mutual covenants and agreement to be kept and performed on the part of said parties hereto, respectively as herein stated, the First Party does hereby covenant and agree that it shall

I               Allow the Second Party to sell their products in Indonesia using the approved permit from the Indonesian Health Department.

II             And said party of the second part covenants and agrees that it shall: Make the payment of US$300,000 for the usage of the permits for a period of three (3) years from the signing of this agreement.

III            Either party may terminate this agreement with a notice of thirty (30) days and both parties agree that in the event of an early termination all funds paid shall be “as earned” and shall not be due any refund.  Upon the effective date of termination of this agreement the parties further agree that no future payments shall be made and neither party shall have any liability to the other.

This agreement shall be binding upon the parties, their successors, assigns and personal representatives. Time is of the essence on all undertakings. This agreement shall be enforced under the laws of Indonesia. This document constitutes the entire agreement and supersedes any prior agreements.

Signed the day and year first written above.

/s/ [ILLEGIBLE]	[SEAL]
First Party

/s/ [ILLEGIBLE]
Second Party